Exhibit 99.1

13000 W. Silver Spring Dr. Butler, WI 53007

Contact:
For Immediate Release	Andrew Lampereur
Executive Vice President and CFO
262-373-7401

ACTUANT ACQUIRES MAXIMA TECHNOLOGIES

MILWAUKEE, WI, December 22, 2006 - Actuant Corporation (NYSE:ATU) announced today that it has acquired the stock of Maxima Technologies (“Maxima”) for cash from an investor group lead by HB Equity Partners. Total consideration for the transaction was approximately $91 million, including the assumption of approximately $1.9 million of Maxima’s debt. Funding for the transaction came from Actuant’s revolving credit facility.

Maxima, headquartered in Lancaster, Pennsylvania, is a global electronics company specializing in custom-engineered and standard vehicle instrumentation, controls, components, and systems for low-to-medium volume severe-duty applications. The Company serves a diverse array of end-user markets, including marine, agricultural, off-highway, industrial, specialty vehicle, and automotive aftermarket. Maxima’s high quality brand names include Datcon, Stewart Warner, and AST. It employs approximately 500 people, primarily in the United States, with smaller operations in Mexico and Spain, and it has revenues of approximately $65 million.

Commenting on the transaction, Bill Blackmore, Actuant Executive Vice President stated, “We have been interested for some time in adding electronic controls capabilities internally, as we primarily use third parties for this important component of our actuation systems. Maxima achieves this objective, and it provides us access to a number of new markets, increasing our diversification. Similar to Actuant, Maxima is focused on continuous improvement and utilizing Six-Sigma tools. It has a demonstrated track record of growth in sales and profitability under the leadership of Oddie Leopando, President and CEO, and we are pleased that he and his team will be joining Actuant.”

“The acquisition is a major boost for us”, said Mr. Leopando. “Actuant’s diversified and fast –growing business has a culture similar to Maxima’s in that they are committed to Six-Sigma and Lean principles. I am personally excited about leveraging our combined capabilities and global reach in a way that strengthens our relationships with customers, and sustains a leading position in our core market segments.”

Maxima will be included in Actuant’s Engineered Products business segment, and Oddie Leopando will report directly to Bill Blackmore.

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Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s registration statements filed with the Securities and Exchange Commission for further information regarding risk factors.

About Actuant

Actuant, headquartered in Butler, Wisconsin, is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools and supplies. Since its creation through a spin-off in 2000, Actuant has grown its sales from $482 million to over $1 billion and its market capitalization from $113 million to over $1.4 billion. The Company employs a workforce of more than 6,300 worldwide. Actuant Corporation trades on the NYSE under the symbol ATU. For further information on Actuant and its business units, visit the Company’s website at www.actuant.com.

About HB Equity Partners

HB Equity Partners is a leading private equity firm focused on the small buyout market. It invests with management teams of small companies with the goal of helping them build their businesses into world-class companies. HB Equity partners focuses in the industries where it can add-value to its companies including distribution, gaming, leisure and entertainment, media and telecommunications, services, and specialty manufacturing. For more information on HB Equity Partners, visit its website at www.hbequity.com.

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